SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

☒	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

MARIMBA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Filed by Marimba, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Marimba, Inc.
Commission File No.: 000-25683

     This filing relates to the proposed acquisition of Marimba, Inc. by BMC Software, Inc. pursuant to an Agreement and Plan of Merger, dated as of April 28, 2004. Marimba issued the following press release regarding the proposed transaction:

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:
Andrew Chmyz (650)930-5282 InvestorRelations@marimba.com

Marimba Announces Early Termination of Hart-Scott-Rodino Waiting Period

MOUNTAIN VIEW, Calif. — May 24, 2004 — Marimba, Inc. (Nasdaq: MRBA) announced today that the Department of Justice and the Federal Trade Commission have granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the previously announced agreement for BMC Software, Inc. (NYSE: BMC) to acquire Marimba by merger. On April 29, 2004, Marimba and BMC Software announced that they had entered into a definitive agreement for the merger. The termination of the Hart-Scott-Rodino waiting period satisfies one of the conditions for BMC Software’s acquisition of Marimba. Consummation of the merger remains subject to other customary closing conditions, including approval of the merger by Marimba stockholders holding a majority of its outstanding shares.

About Marimba

Marimba, Inc. (Nasdaq: MRBA) is a leading provider of products and services for software change and configuration management. Marimba helps enterprises worldwide to dynamically manage and protect their IT assets, increase operational efficiency, and reduce IT costs. Marimba is headquartered in Mountain View, Calif. Visit www.marimba.com for more information.

Additional Information About the Merger and Where to Find It

Marimba has filed with the Securities and Exchange Commission a preliminary proxy statement and other relevant materials in connection with the merger. The information contained in these preliminary filings is not complete and may be changed. Before making any voting or investment decision with respect to the merger, investors and stockholders of Marimba are urged to read the definitive proxy statement when it becomes available and any other relevant materials filed with the SEC, because they will contain important information about the merger. The definitive proxy statement will be sent to stockholders of Marimba in order to seek their approval of the merger. Investors and security holders may obtain a copy of the proxy statement (when it is available) and any other relevant documents filed by Marimba with the SEC for free at the SEC’s web site at www.sec.gov. Copies of the proxy statement and other documents filed by Marimba with the SEC may also be obtained free of cost by directing a request to: Investor Relations Group, Marimba, Inc, 440 Clyde Avenue, Mountain View, California 94043; or InvestorRelations@marimba.com. You may also read and copy any reports, statements and other information filed by Marimba at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

Marimba and BMC Software and their respective directors, executive officers and certain of their employees may be deemed to be participants in the solicitation of proxies of Marimba stockholders in connection with the proposed merger. Certain directors and executive officers of Marimba may have interests in the merger, including severance arrangements, acceleration of vesting of stock options and as a result of holding options or shares of Marimba common stock generally, and their interests are described in the proxy statement filed by Marimba with the SEC.

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Marimba is a registered trademark of Marimba, Inc., in the U.S. and certain other countries. Other trademarks and product, company or service names included herein are the property of their respective owners.